Exhibit 19.1
Blackstone Mortgage Trust, Inc.

Securities Trading Policy and Procedures
Governing Transactions in BXMT Securities
Introduction
Blackstone Mortgage Trust, Inc.’s (“BXMT”) directors, officers and employees, if any, officers and personnel of BXMT Advisors L.L.C., the Company’s external manager (the “Manager”), including members of the Manager’s investment committee, and officers and employees of Blackstone Inc. (“Blackstone”) or any of its affiliates acting for or on behalf of the Company (collectively, the “Covered Parties”) are required to abide by all applicable laws (e.g., federal and state securities laws and regulations) including, but not limited to, those prohibiting insider trading and the misuse of material, non-public information (as defined below).

In order to comply with insider trading laws, protect BXMT’s reputation for integrity and avoid even the appearance of impropriety, BXMT has adopted this Securities Trading Policy and Procedures Governing Transactions in BXMT Securities (the “Policy”). This Policy applies to BXMT and all Covered Parties and is designed to promote compliance with insider trading laws and to protect BXMT and the Covered Parties from the very serious liability and penalties that can result from violations of these laws. This Policy is an important part of BXMT’s commitment to maintaining its reputation for integrity and ethical conduct.

It is BXMT’s policy that neither BXMT nor the Covered Parties may trade BXMT Securities (as defined below) while in possession of material, non-public information. BXMT and the Covered Parties are also prohibited from disclosing such information to others who might use such information as the basis for an investment decision (commonly referred to as “tipping”). However, the matters set forth in this Policy are guidelines only and are not intended to replace the Covered Parties’ responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact (i) Blackstone’s Legal and Compliance Department (“LCD”), if you are an employee of Blackstone or any of its affiliates or (ii) the Company’s Chief Compliance Officer or his or her designee (as the case may be, the “Chief Legal Officer”), in all other cases.
Material, Non-Public Information
During the course of association with BXMT, the Covered Parties may learn of or have access to non-public information concerning BXMT’s business, clients, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to current or former directors or officers. Such non-public information, may include compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of BXMT or to its affiliates or other third parties (all of such information, from whatever source learned or obtained and regardless of BXMT’s connection to the information, is “Confidential Information”). Under certain circumstances, Confidential Information may also be considered material to BXMT (“material, non-public information”). Subject to the terms and conditions of this Policy, Covered Parties are prohibited from trading BXMT Securities at any time when the Covered Party is in possession of material, non-public information concerning BXMT or its securities.

Information is material to BXMT if it has potential “market significance,” meaning that (i) it is reasonably likely to have a substantial effect on the price of BXMT’s securities, (ii) there is a substantial likelihood that knowledge of the information would be considered important by the reasonable investor in making an investment decision regarding BXMT’s securities, or (iii) there is a substantial likelihood that the reasonable investor would consider disclosure of the information to significantly alter the “total mix” of information publicly available relating to BXMT’s securities. As a common sense guide, for purposes of this Policy, information should be considered material if public disclosure of the information would likely affect the consideration of whether to trade, or the market price of, BXMT’s securities.

Information should be considered non-public unless the Covered Parties can point to some specific fact or event indicating that the information has been generally disseminated to the public, such as disclosure in a press release, distributed through a widely disseminated news or wire service, on the Internet, in newspapers or radio, or television or other public media or in publicly filed documents with the Securities and Exchange Commission (“SEC”) or other government agency or office. Information is not “public” if disseminated through unauthorized sources, such as market rumors or speculation even when such rumors or speculation are true.
Whether information is material, non-public information depends on all of the facts and circumstances of a given situation, and the determination may require the application of sophisticated legal analysis that itself depends on the evolving state of the law. Accordingly, when Covered Parties have any doubt whatsoever as to whether information in their possession is material, non-public information, from whatever source learned or obtained, they must (i) treat the information as material, non-public information, (ii) refrain from trading in BXMT Securities, (iii) refrain from communicating the information further, and (iv) promptly contact the LCD or Chief Legal Officer, as applicable. Covered Parties are not to make any judgments regarding whether information is material, non-public information on their own; such judgments are to be made only in connection with LCD personnel or the Chief Legal Officer, as applicable.

Information learned from government officials, lobbyists or political consultants (each, a “Government Insider”) could be considered material, non-public information if it is information concerning a company, security, industry or economic sector, or real or personal property that is not available to the general public and would be considered important when making an investment decision in BXMT Securities. If a Covered Party receives information from a Government Insider and is unsure if it would be considered material, non-public information, such Covered Party should contact the LCD or Chief Legal Officer, as applicable.

AS A GENERAL RULE, BXMT AND ALL COVERED PARTIES ARE PROHIBITED FROM TRADING IN BXMT SECURITIES WHILE IN POSSESSION OF, OR TIPPING ON THE BASIS OF, MATERIAL, NON-PUBLIC INFORMATION, WHETHER ON BEHALF OF BXMT OR THEIR PERSONAL OR FAMILY ACCOUNTS. TRADING IN BXMT SECURITIES WHILE IN POSSESSION OF, OR TIPPING ON THE BASIS OF, MATERIAL, NON-PUBLIC INFORMATION COULD ALSO RESULT IN CIVIL OR CRIMINAL LIABILITY, INCLUDING FINES, IMPRISONMENT, DISGORGEMENT OF THE PROFITS REALIZED OR LOSSES AVOIDED AS A RESULT OF THE ILLEGAL TRADING OR TIPPING AND OTHER SANCTIONS. COVERED PARTIES SHOULD BE AWARE THAT BXMT MAY INITIATE OR COOPERATE IN PROCEEDINGS RESULTING IN SUCH LIABILITY.

Any questions as to whether information is material or has been adequately disclosed should be directed to the LCD or the Chief Legal Officer, as applicable.

Securities Trading
Except as provided below, BXMT’s policies and procedures regarding securities trading apply to transactions (e.g., any purchase, sale or other transaction to acquire or dispose of BXMT Securities, including derivative exercises, gifts or other contributions, exercises of stock options, sale of stock acquired upon the exercise of options or upon the exchange of other derivative securities involving all equity and debt securities of BXMT, including, but not limited to, common and preferred stock, instruments convertible or exchangeable into equity or debt securities, and trades made under employee benefit plans), any financial instruments relating to any such securities, including swaps, options, warrants, securities futures, or other similar instruments, and all other debt and equity investments related to BXMT that are considered securities (collectively, “BXMT Securities”).

Transactions in BXMT Securities

The following prohibitions and/or restrictions apply to transactions in BXMT Securities:

•Covered Parties are prohibited from engaging in transactions in securities issued by BXMT at any time when such Covered Party has material, non-public information regarding BXMT or its securities.

▪Covered Parties are prohibited from tipping material, non-public information to any other person (including family members), and no Covered Parties may make trade recommendations on the basis of material, non-public information.

▪Covered Parties are prohibited from engaging in transactions in BXMT Securities that are inconsistent with a long-term investment in BXMT, signal a lack of confidence in BXMT or may lead to the appearance of insider trading. Such transactions include any trading activity designed to profit from fluctuations in the price of BXMT Securities, such as “day trading” and arbitrage trading, short sales, buying on margin, and the use of forward contracts, equity swaps, collars, exchange funds, puts, calls, options and other derivatives or any instruments designed to increase in value as a result of, or hedge or offset any decrease in, the market value of BXMT Securities.

▪Covered Parties are prohibited from trading in BXMT common stock and certain other BXMT Securities outside of quarterly open trading “window” periods, unless pursuant to a valid trading plan under Rule 10b5-1 (a “10b5-1 Plan”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Details on window periods are maintained and published by the Chief Legal Officer or LCD. Hardship or other special exceptions may be allowed on a case-by-case basis after the LCD, or the Chief Legal Officer, as applicable, determines that the Covered Party is not in possession of material, non-public information.

▪Transactions by Covered Parties in BXMT Securities generally must be pre-approved by the LCD or the Chief Legal Officer, as applicable. The LCD or the Chief Legal Officer may deny, limit or modify Covered Party requests at its discretion without reason and without explanation. BXMT non-employee directors may request pre-clearance by contacting the Chief Legal Officer in the manner directed by the Chief Legal Officer from time to time. BXMT officers and personnel who are employees of Blackstone or any of its affiliates may request pre-clearance by submitting a Personal Trade Request via the LCD intranet page with the details of the specific BXMT Securities proposed to be traded and any other information requested by the LCD. A member of the LCD will respond to all requests by approving or denying the request (in whole or in part). Such requests will be accepted for processing until 9:00 a.m. New York time each business day, unless otherwise permitted by the LCD, and approvals will be valid until the close of business the day that they are received, irrespective of the location of the requesting Covered Party. Unless otherwise permitted by the LCD, any requests submitted after 9:00 a.m. New York time will be processed on the following business day. If for any reason a Covered Party delays the execution of a transaction beyond the scope of the approval, they must again seek approval for the transaction from the LCD. Transactions in BXMT class A common stock by Blackstone employees generally must take place in such employee’s account with such broker approved by the LCD from time to time. Notwithstanding the receipt of approval, a Covered Party may not trade in BXMT Securities if such Covered Party subsequently becomes aware of material, non-public information prior to executing the transaction.

▪BXMT may from time to time implement event-specific blackout periods. Such blackout periods might be imposed on all Covered Parties of BXMT or they might be imposed on a subset of such individuals (for example, officers or employees, if any, or all personnel in a given business unit). Covered Parties affected shall not trade in BXMT Securities while such blackout is in effect, and shall not disclose to others inside or outside BXMT that such blackout has been imposed.

▪Subject to the LCD’s or the Chief Legal Officer’s, as applicable, pre-clearance in each instance, directors, officers, and certain other senior personnel will be allowed to adopt trading plans, including Rule 10b5-1 plans, which enable them to trade on a regular, prescribed basis in BXMT class A common stock, provided that any such 10b5-1 plans satisfy the conditions and limitations set forth in Rule 10b5-1 under the Exchange Act. A 10b5-1 plan can only be established at a time when a Covered Party does not possess material, non-public information. Therefore, Covered Parties cannot enter into these plans at any time when in possession of material, non-public information and, in addition, Covered Parties cannot enter into these plans outside designated open trading window periods. Any modification or termination of a trading plan, including a 10b5-1 plan, shall also be subject to the LCD’s or the Chief Legal Officer’s, as applicable, pre-clearance. BXMT has the right to deny approval for any trading plan, including a 10b5-1 plan, without reason and without explanation. Covered Parties should not engage in speculation as to the reasons for the grant or denial of approval.

▪No Covered Party may borrow against any account in which the BXMT Securities are held or pledge BXMT Securities as collateral for a loan, without first obtaining pre-clearance. Unless otherwise permitted by the LCD or the Chief Legal Officer, as applicable, requests for pre-clearance must be submitted to the LCD or the Chief Legal Officer at least two (2) weeks prior to the execution of the documents evidencing the proposed pledge. Neither the LCD or the Chief Legal Officer is under any obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason.

▪There is a minimum sixty (60) day hold period for BXMT Securities purchased by officers and employees, if any.
▪LCD approval in advance of Covered Parties’ trading in BXMT Securities is permitted on an aggregate basis with the appropriate LCD documentation.

▪Each of the LCD and the Chief Legal Officer reserves the right to make exceptions to the aforementioned restrictions if the Covered Party can demonstrate (i) bona fide financial hardship, or other special circumstances, and (ii) that they are not in possession of material, non-public information.

Certain Limited Exceptions
The prohibition on transactions in BXMT Securities set forth in this Policy does not apply to:

•distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing the Covered Party’s pecuniary interest in BXMT Securities, provided that prior written notice of such distribution or transfer is provided to the LCD or the Chief Legal Officer, as applicable;

▪the withholding by BXMT of shares of restricted stock, shares underlying restricted stock units or shares subject to an option, in each case to satisfy tax withholding requirements;

▪participation in an Employee Stock Purchase Plan (“ESPP”) or a Dividend Reinvestment Program (“DRIP”) for BXMT Securities with pre-clearance to activate and deactivate the ESPP or DRIP;

▪the execution of transactions pursuant to a 10b5-1 plan which has been approved by BXMT in accordance with this Policy; and

▪sales of BXMT Securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.

Share Repurchase Programs

Share repurchase programs (including programs pursuant to 10b5-1 trading plans) may only be implemented and executed by BXMT during BXMT’s open trading window or pursuant to a 10b5-1 trading plan that was entered during an open trading window and satisfies the various conditions and limitations set forth in Rule 10b5-1 under the Exchange Act, and in all instances only after the BXMT finance personnel overseeing the repurchase has confirmed with the Chief Legal Officer that BXMT is not in possession of material, non-public information. In evaluating whether BXMT is in possession of material, non-public information, the Chief Legal Officer should directly engage with BXMT’s senior leadership.

Legal Effect of This Policy

BXMT’s Policy with respect to securities trading and the procedures that implement this Policy are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

Revised: February 5, 2025
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